Exhibit 99.5

August 1, 2014

The Board of Directors
URS Corporation
600 Montgomery Street
26th Floor
San Francisco, California 94111

Members of the Board:

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated July 11, 2014, to the Board of Directors of URS Corporation as Annex D to, and the references thereto under the captions “Summary—The Merger—Opinion of URS’ Financial Advisor—Citigroup Global Markets Inc.”, “The Merger—Background of the Merger”, “The Merger—Certain AECOM Prospective Financial Information”, “The Merger—URS’s Reasons for the Merger; Recommendation of the URS Board of Directors”, “The Merger—Opinion of URS’s Financial Advisor—Citigroup Global Markets Inc.”, “The Merger—Certain URS Prospective Financial Information” and “The Merger Agreement—Representations and Warranties” in, the Joint Proxy Statement/Prospectus of URS Corporation and AECOM Technology Corporation, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of AECOM Technology Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.